Exhibit 99

               HMN Financial, Inc. Announces Third Quarter Results

     ROCHESTER, Minn.--(BUSINESS WIRE)--Oct. 19, 2006--HMN Financial, Inc. (NASDAQ:HMNF):

     Third Quarter Highlights

     --   Net interest income up $757,000, or 8.5%, over third quarter of 2005

     -- Net interest margin of 4.06%, up 27 basis points over third quarter of 2005

     -- Provision for loan losses up $5.1 million, or 533.0%, over third quarter of 2005

     -- Net income of $74,000, down $2.2 million, or 96.8%, from third quarter of 2005

     -- Diluted earnings per share of $0.02, down $0.55, or 96.5%, from third quarter of 2005

     Year to Date Highlights

     -- Net interest income up $2.4 million, or 9.4%, over first nine months of 2005

     -- Net interest margin of 4.08%, up 32 basis points over first nine months of 2005

     -- Provision for loan losses up $5.0 million, or 201.4%, over first nine months of 2005

     -- Net income of $5.8 million, down $1.8 million, or 24.2%, from first nine months of 2005

     -- Diluted earnings per share of $1.43, down $0.46, or 24.3%, from first nine months of 2005


 EARNINGS SUMMARY           Three Months Ended     Nine Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------
                              2006       2005       2006       2005
                           --------------------- ---------------------
Net income                    $73,512 2,276,401  $5,757,288 7,590,918
Diluted earnings per share       0.02      0.57        1.43      1.89
Return on average assets         0.03      0.92%       0.78      1.03%
Return on average equity         0.30     10.02%       8.07     11.51%
Book value per share           $21.21     19.97      $21.21     19.97


     HMN Financial, Inc. (HMN) (NASDAQ:HMNF), the $991 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $74,000 for the third quarter of 2006, down $2.2 million, or 96.8%, from net income of $2.3 million for the third quarter of 2005. Diluted earnings per common share for the third quarter of 2006 were $0.02, down $0.55, or 96.5%, from $0.57 for the third quarter of 2005. The decrease in net income is due to a $5.1 million increase in the loan loss provision between the periods as a result of increased commercial loan charge offs.

     Third Quarter Results

     Net Interest Income

     Net interest income was $9.7 million for the third quarter of 2006, an increase of $757,000, or 8.5%, compared to $8.9 million for the third quarter of 2005. Interest income was $17.2 million for the third quarter of 2006, an increase of $2.0 million, or 12.7%, from $15.2 million for the same period in 2005. Interest income increased because of an increase in the average interest rates earned on loans and investments. Interest rates increased primarily because of the 150 basis point increase in the prime interest rate between the periods. Increases in the prime rate, which is the rate that banks charge their prime business customers, generally increase the rates on adjustable rate consumer and commercial loans in the portfolio and new loans originated. The increase in interest income due to increased rates was partially offset by a $59 million decrease in the average outstanding loan portfolio balance between the periods due to an increase in commercial loan prepayments and a decrease in loan originations. The average yield earned on interest-earning assets was 7.19% for the third quarter of 2006, an increase of 74 basis points from the 6.45% yield for the third quarter of 2005.

     Interest expense was $7.5 million for the third quarter of 2006, an increase of $1.2 million, or 18.8%, compared to $6.3 million for the third quarter of 2005. Interest expense increased primarily because of higher interest rates paid on deposits which were caused by the 150 basis point increase in the federal funds rate between the periods. Increases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally increase the rates banks pay for deposits. The increase in deposit rates was partially offset by a change in the mix of funding sources between the periods. The average outstanding balances of brokered deposits and Federal Home Loan Bank advances of $86 million were replaced with other less expensive deposits. The average interest rate paid on interest-bearing liabilities was 3.34% for the third quarter of 2006, an increase of 52 basis points from the 2.82% paid for the third quarter of 2005. Net interest margin (net interest income divided by average interest earning assets) for the third quarter of 2006 was 4.06%, an increase of 27 basis points, compared to 3.79% for the third quarter of 2005.

     Provision for Loan Losses

     The provision for loan losses was $6.0 million for the third quarter of 2006, an increase of $5.1 million, or 533.0%, from $952,000 for the third quarter of 2005. The provision for loan losses increased primarily because $7.4 million in related commercial real estate development loans were charged off during the quarter. Most of the charged off loans had been downgraded to substandard and classified as non-accruing in the second quarter of 2006 due to nonperformance. During the third quarter, it was determined that the properties securing the loans, primarily developed and undeveloped single family home lots and a golf course, would be sold at auction in order to liquidate the assets and repay the loans. The properties were sold late in the third quarter at amounts substantially less than the recorded amounts due to an unanticipated decrease in the values of the properties. The loans were personally guaranteed and the Company is continuing to pursue repayment from the guarantors. The amounts charged off represent an estimate of the loss incurred after considering the auction proceeds and reviewing each guarantor's financial position and assessing their ability to repay their personal obligations. Of the $14.4 million principal balance of these loans at June 30, 2006, $4.2 million is recorded as non-accruing at September 30, 2006. The Company does not anticipate making any material future cash expenditures in connection with these loans except for those relating to possible collection costs associated with enforcement of the personal guarantees. The increase in the provision related to loan charge offs was partially offset by a $22 million decrease in outstanding commercial loans during the third quarter of 2006. Total non-performing assets were $10.3 million at September 30, 2006, a decrease of $3.2 million, or 23.7%, from $13.5 million at June 30, 2006. Non-performing loans decreased $3.1 million and foreclosed, repossessed, and other assets decreased $96,000. The decrease in non-performing loans during the quarter relates primarily to the charge off of $6.9 million in commercial real estate development loans described above that were previously classified as non-performing. The decrease related to the charge offs was partially offset by an increase in other non-performing commercial real estate loans of $1.3 million, a $524,000 increase in non-performing commercial business loans, an $895,000 increase in non-performing single family loans, and a $1.1 million increase in non-performing consumer loans.

     Non-Interest Income and Expense

     Non-interest income was $1.7 million for the third quarter of 2006, an increase of $14,000, or 0.8%, from $1.7 million for the same period in 2005. Fees and service charges increased $114,000 between the periods primarily because of increased retail deposit account activity and fees. Gains on sales of loans decreased $144,000 due to a decrease in the single-family mortgage loans that were sold and a decrease in the profit margins realized on the loans that were sold. Competition in the single-family loan origination market remained strong and profit margins were decreased in order to remain competitive. Other non-interest income increased $59,000 primarily because of a decrease in the losses on the sale of repossessed assets in the third quarter of 2006 when compared to the same period in 2005.

     Non-interest expense was $5.4 million for the third quarter of 2006, a decrease of $110,000, or 2.0%, from $5.5 million for the same period of 2005. Compensation expense decreased $75,000 between the periods due to a decrease in incentive compensation that was partially offset by increased pension costs. Occupancy expense increased $88,000 primarily because of the additional costs associated with the new branch and loan origination offices opened in Rochester in the first quarter of 2006. Data processing costs increased $28,000 primarily because of an increase in internet and other banking services provided by a third party processor between the periods. Other operating expenses decreased $97,000 primarily because of decreased mortgage loan and commercial foreclosure costs in the third quarter of 2006 when compared to the same period in 2005. Because of the pre-tax loss for the quarter, an income tax benefit of $102,000 was recorded for the third quarter of 2006, a decrease of $2.0 million, or 105.4%, compared to $1.9 million in expense for the same period of 2005.

     Return on Assets and Equity

     Return on average assets for the third quarter of 2006 was 0.03%, compared to 0.92% for the third quarter of 2005. Return on average equity was 0.30% for the third quarter of 2006, compared to 10.02% for the same period of 2005. Book value per common share at September 30, 2006 was $21.21, compared to $19.97 at September 30, 2005.

     Nine Month Period Results

     Net Income

     Net income was $5.8 million for the nine-month period ended September 30, 2006, a decrease of $1.8 million, or 24.2%, compared to $7.6 million for the nine-month period ended September 30, 2005. Diluted earnings per common share for the nine-month period in 2006 were $1.43, down $0.46, or 24.3%, from $1.89 for the same period in 2005.

     Net Interest Income

     Net interest income was $28.8 million for the first nine months of 2006, an increase of $2.4 million, or 9.4%, from $26.4 million for the same period in 2005. Interest income was $50.2 million for the nine-month period ended September 30, 2006, an increase of $6.0 million, or 13.5%, from $44.2 million for the same period in 2005. Interest income increased primarily because of an increase in the average interest rates earned on loans and investments. Interest rates increased primarily because of the 150 basis point increase in the prime interest rate between the periods. The increase in interest income due to increased rates was partially offset by a $40 million decrease in the average outstanding loan portfolio balance between the periods due to an increase in commercial loan prepayments and a decrease in loan originations. The yield earned on interest-earning assets was 7.10% for the first nine months of 2006, an increase of 80 basis points from the 6.30% yield for the same period in 2005.

     Interest expense was $21.3 million for the nine-month period ended September 30, 2006, an increase of $3.5 million, or 19.5%, from $17.8 million for the same period in 2005. Interest expense increased primarily because of higher interest rates paid on deposits which were caused by the 150 basis point increase in the federal funds rate between the periods. The increase in deposit rates was partially offset by a change in the mix of funding sources between the periods. The average outstanding balances of brokered deposits and Federal Home Loan Bank advances of $45 million were replaced with other less expensive deposits. The average interest rate paid on interest-bearing liabilities was 3.22% for the first nine-months of 2006, an increase of 53 basis points from the 2.69% paid for the same period of 2005. Net interest margin (net interest income divided by average interest earning assets) for the first nine months of 2006 was 4.08%, an increase of 32 basis points, compared to 3.76% for the same period of 2005.

     Provision for Loan Losses

     The provision for loan losses was $7.5 million for the first nine-months of 2006, an increase of $5.0 million, or 201.4%, from $2.5 million for the same nine-month period in 2005. The provision for loan losses increased primarily because $7.4 million in related commercial real estate development loans were charged off during the third quarter as more fully described above in the third quarter "Provision for Loan Losses" discussion. The increase in the provision related to loan charge offs was partially offset by the $45 million decrease in outstanding commercial loans during the first nine months of 2006. Total non-performing assets were $10.3 million at September 30, 2006, an increase of $6.4 million, or 165.1%, from $3.9 million at December 31, 2005. Non-performing loans increased $6.9 million and foreclosed, repossessed and other nonperforming assets decreased $477,000 during the first nine months of 2006. The increase in non-performing loans during the nine month period relates primarily to a $4.3 million increase in non-performing commercial real estate loans, a $573,000 increase in non-performing commercial business loans, a $583,000 increase in non-performing single-family mortgage loans, and a $879,000 increase in non-performing consumer loans.

     A reconciliation of the Company's allowance for loan losses for the nine-month periods ended September 30, 2006 and 2005 is summarized as follows:


(in thousands)                                    2006        2005
                                               ----------- -----------
Balance at January 1,                          $8,777,655  $8,995,892
Provision                                       7,521,000   2,495,000
Charge offs:
  Commercial loans                             (7,373,569) (2,614,530)
  Consumer loans                                 (234,323)   (195,020)
  Single family mortgage loans                          0    (230,934)
Recoveries                                         55,172     182,921
                                               ----------- -----------
Balance at September 30,                       $8,745,935  $8,633,329
                                               =========== ===========


     Non-Interest Income and Expense

     Non-interest income was $5.0 million for the first nine months of 2006, an increase of $265,000, or 5.6%, from $4.7 million for the same period in 2005. Fees and service charges increased $336,000 between the periods primarily because of increased retail deposit account activity and fees. Security gains increased $48,000 due to increased security sales. Gains on sales of loans decreased $212,000 between the periods due to a decrease in the number of single-family mortgage loans sold and a decrease in the profit margins realized on the loans that were sold. Competition in the single-family loan origination market remained strong and profit margins were lowered in order to remain competitive. Other non-interest income increased $100,000 primarily because of a decrease in the losses recognized on repossessed assets in the first nine months of 2006 when compared to the same period of 2005.

     Non-interest expense was $17.1 million for the first nine months of 2006, an increase of $781,000, or 4.8%, from $16.4 million for the same period in 2005. Compensation expense increased $743,000 primarily because of increases in payroll due to annual pay increases and pension costs. Occupancy expense increased $255,000 primarily because of the additional costs associated with new branch and loan origination offices opened in Rochester in the first quarter of 2006. Data processing costs increased $121,000 primarily because of an increase in internet and other banking services provided by a third party processor between the periods. Other non-interest expense decreased $269,000 primarily because of a decrease in mortgage loan expenses and professional fees. Income tax expense was $3.4 million for the first nine months of 2006, a decrease of $1.2 million, or 26.5%, compared to $4.6 million for the same period of 2005. Income tax expense decreased primarily because of a decrease in taxable income.

     Return on Assets and Equity

     Return on average assets for the nine-month period ended September 30, 2006 was 0.78%, compared to 1.03% for the same period in 2005. Return on average equity was 8.07% for the nine-month period ended September 30, 2006, compared to 11.51% for the same period in 2005.

     President's Statement

     "The financial results for the third quarter were negatively impacted by the commercial loan charge offs that were recognized," said HMN President Michael McNeil. "While we strive to maintain the highest credit quality in our loan portfolio, unintended results can occur due to changing credit and market conditions. The charged off loans related to one real estate development and we believe are not indicative of the overall commercial loan portfolio. We remain confident in our business strategy and look forward to improved financial results."

     General Information

     HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates ten full service offices in southern Minnesota located in Albert Lea, Austin, LaCrescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates loan origination offices located in Sartell and Rochester, Minnesota. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, operates branches in Edina and Rochester, Minnesota.

     Safe Harbor Statement

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to the Company's financial expectations for earnings and revenues. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These factors include possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, changes in monetary and fiscal policies of the federal government or changes in tax laws. Additional factors that may cause actual results to differ from the Company's assumptions and expectations include those set forth in the Company's most recent filings on form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.


                 HMN FINANCIAL, INC. AND SUBSIDIARIES
                     Consolidated Balance Sheets

----------------------------------------------------------------------
                                            September 30, December 31,
                                                2006         2005
                                             (unaudited)
----------------------------------------------------------------------

                   Assets
Cash and cash equivalents................... $71,239,159   47,268,795
Securities available for sale:
   Mortgage-backed and related securities
    (amortized cost $6,806,874 and
    $7,428,504).............................   6,220,609    6,879,756
   Other marketable securities (amortized
    cost $139,850,065 and $113,749,841)..... 139,787,337  112,778,813
                                            ------------- ------------
                                             146,007,946  119,658,569
                                            ------------- ------------

Loans held for sale.........................   4,216,500    1,435,141
Loans receivable, net....................... 729,381,119  785,678,461
Accrued interest receivable.................   4,659,303    4,460,014
Real estate, net............................   1,033,111    1,214,621
Federal Home Loan Bank stock, at cost.......   7,955,700    8,364,600
Mortgage servicing rights, net..............   2,139,158    2,653,635
Premises and equipment, net.................  11,674,555   11,941,863
Investment in limited partnerships..........     118,989      141,048
Goodwill....................................   3,800,938    3,800,938
Core deposit intangible.....................     134,367      219,760
Prepaid expenses and other assets...........   6,697,618    1,854,948
Deferred tax asset..........................   2,199,400    2,544,400
                                            ------------- ------------
  Total assets..............................$991,257,863  991,236,793
                                            ============= ============


    Liabilities and Stockholders' Equity
Deposits....................................$741,617,758  731,536,560
Federal Home Loan Bank advances............. 150,900,000  160,900,000
Accrued interest payable....................   1,434,822    2,085,573
Customer escrows............................   1,090,363    1,038,575
Accrued expenses and other liabilities......   4,150,742    4,947,816
                                            ------------- ------------
  Total liabilities......................... 899,193,685  900,508,524
                                            ------------- ------------
Commitments and contingencies
Stockholders' equity:
  Serial preferred stock: ($.01 par value)
   authorized 500,000 shares; issued and
   outstanding none.........................           0            0
  Common stock ($.01 par value): authorized
   11,000,000; issued shares 9,128,662......      91,287       91,287
Additional paid-in capital..................  57,786,780   58,011,099
Retained earnings, subject to certain
 restrictions............................... 101,911,810   98,951,777
Accumulated other comprehensive loss........    (391,792)    (917,577)
Unearned employee stock ownership plan
 shares.....................................  (4,205,988)  (4,350,999)
Unearned compensation restricted stock
 awards.....................................           0     (182,521)
Treasury stock, at cost 4,785,198 and
 4,721,402 shares........................... (63,127,919) (60,874,797)
                                            ------------- ------------
  Total stockholders' equity................  92,064,178   90,728,269
                                            ------------- ------------
Total liabilities and stockholders' equity..$991,257,863  991,236,793
                                            ============= ============


                 HMN FINANCIAL, INC. AND SUBSIDIARIES
                  Consolidated Statements of Income
                             (unaudited)

----------------------------------------------------------------------
                         Three Months Ended       Nine Months Ended
                           September 30,            September 30,
                          2006        2005        2006        2005
----------------------------------------------------------------------
Interest income:
  Loans receivable....$14,962,250  14,385,320  44,746,541  41,487,679
  Securities available
   for sale:
     Mortgage-backed
      and related.....     66,408      78,645     205,839     252,701
     Other marketable.  1,511,616     645,871   3,723,794   1,941,809
  Cash equivalents....    545,550     114,872   1,254,410     342,812
  Other...............     89,337      13,525     238,142     182,285
                      ------------ ----------- ----------- -----------
     Total interest
      income.......... 17,175,161  15,238,233  50,168,726  44,207,286
                      ------------ ----------- ----------- -----------

Interest expense:
  Deposits............  5,813,416   4,456,305  16,197,525  12,358,727
  Federal Home Loan
   Bank advances......  1,659,472   1,836,269   5,130,207   5,485,461
                      ------------ ----------- ----------- -----------
    Total interest
     expense..........  7,472,888   6,292,574  21,327,732  17,844,188
                      ------------ ----------- ----------- -----------
    Net interest
     income...........  9,702,273   8,945,659  28,840,994  26,363,098
Provision for loan
 losses...............  6,026,000     952,000   7,521,000   2,495,000
                      ------------ ----------- ----------- -----------
    Net interest
     income after
     provision for
     loan losses......  3,676,273   7,993,659  21,319,994  23,868,098
                      ------------ ----------- ----------- -----------

Non-interest income:
  Fees and service
   charges............    820,075     706,337   2,330,661   1,994,291
  Mortgage servicing
   fees...............    291,157     305,417     896,091     901,760
  Securities gains,
   net................          0           0      48,122           0
  Gain on sales of
   loans..............    481,209     624,947   1,029,794   1,242,436
  Losses in limited
   partnerships.......     (6,500)     (6,500)    (22,059)    (20,710)
  Other...............    149,479      90,957     705,106     604,711
                      ------------ ----------- ----------- -----------
    Total non-interest
     income...........  1,735,420   1,721,158   4,987,715   4,722,488
                      ------------ ----------- ----------- -----------

Non-interest expense:
  Compensation and
   benefits...........  2,706,431   2,781,366   9,083,004   8,340,048
  Occupancy...........  1,130,755   1,042,417   3,334,439   3,079,131
  Deposit insurance
   premiums...........     23,348      34,679      79,337      97,204
  Advertising.........    108,013     101,775     346,172     291,448
  Data processing.....    306,542     278,880     882,300     761,719
  Amortization of
   mortgage servicing
   rights, net........    208,202     256,763     661,293     766,885
  Other...............    956,490   1,053,536   2,756,276   3,025,033
                      ------------ ----------- ----------- -----------
    Total non-interest
     expense..........  5,439,781   5,549,416  17,142,821  16,361,468
                      ------------ ----------- ----------- -----------
    Income (loss)
     before income tax
     expense..........    (28,088)  4,165,401   9,164,888  12,229,118
Income tax (benefit)
 expense..............   (101,600)  1,889,000   3,407,600   4,638,200
                      ------------ ----------- ----------- -----------
    Net income........    $73,512   2,276,401   5,757,288   7,590,918
                      ============ =========== =========== ===========
Basic earnings per
 share................      $0.02        0.59        1.50        1.98
                      ============ =========== =========== ===========
Diluted earnings per
 share................      $0.02        0.57        1.43        1.89
                      ============ =========== =========== ===========


                 HMN FINANCIAL, INC. AND SUBSIDIARIES
             Selected Consolidated Financial Information
                             (unaudited)
                                 Three Months Ended Nine Months Ended
SELECTED FINANCIAL DATA:           September 30,      September 30,
(Dollars in thousands, except per
 share data)                       2006      2005     2006      2005
----------------------------------------------------------------------
I. OPERATING DATA:
     Interest income............. $17,175   15,238    50,169   44,207
     Interest expense............   7,473    6,292    21,328   17,844
     Net interest income.........   9,702    8,946    28,841   26,363

II. AVERAGE BALANCES:
     Assets (1).................. 991,379  983,244   989,291  981,123
     Loans receivable, net....... 747,261  807,046   764,322  804,585
     Mortgage-backed and related
      securities (1).............   6,916    8,266     7,144    8,790
     Interest-earning assets (1). 947,529  937,400   945,385  937,715
     Interest-bearing liabilities 887,037  884,155   886,403  885,675
     Equity (1)..................  96,248   90,129    95,339   88,205

III. PERFORMANCE RATIOS: (1)
     Return on average assets
      (annualized)...............    0.03%    0.92%     0.78%    1.03%
     Interest rate spread
      information:
        Average during period....    3.85     3.63      3.88     3.61
        End of period............    3.97     3.51      3.97     3.51
     Net interest margin.........    4.06     3.79      4.08     3.76
     Ratio of operating expense
      to average total assets
      (annualized)...............    2.18     2.24      2.32     2.23
     Return on average equity
      (annualized)...............    0.30    10.02      8.07    11.51
     Efficiency..................   47.56    52.03     50.68    52.63
                                 ----------------------------
                                 Sept. 30, Dec. 31, Sept. 30,
                                   2006     2005      2005
                                 ----------------------------
IV. ASSET QUALITY:
     Total non-performing assets. $10,294    3,883     4,651
     Non-performing assets to
      total assets...............    1.04%    0.39%     0.47%
     Non-performing loans to
      total loans receivable, net    1.26%    0.30%     0.37%
     Allowance for loan losses...  $8,746    8,778     8,633
     Allowance for loan losses to
      total loans receivable, net    1.20%    1.11%     1.06%
     Allowance for loan losses to
      non-performing loans.......   94.89   376.88    289.51

V. BOOK VALUE PER SHARE:
     Book value per share........  $21.21    20.59     19.97
                                 ----------------------------
                                   Nine               Nine
                                   Months    Year     Months
                                   Ended    Ended     Ended
                                 Sept 30,  Dec 31,  Sept 30,
                                    2006     2005      2005
                                 ----------------------------
VI. CAPITAL RATIOS:
     Stockholders' equity to
      total assets, at end of
      period.....................    9.29%    9.15%     8.96%
     Average stockholders' equity
      to average assets (1)......    9.64     9.05      8.99

     Ratio of average interest-
      earning assets to average
      interest-bearing
      liabilities (1)............  106.65   105.96    105.88
                                 ----------------------------
                                 Sept. 30, Dec. 31, Sept. 30,
                                   2006      2005     2005
                                 ----------------------------
VII. EMPLOYEE DATA:
     Number of full time
      equivalent employees.......     207      208       206
----------------------------------------------------------------------


     (1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.


     CONTACT: HMN Financial, Inc., Rochester
              Michael McNeil, President, 507-535-1202